UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 16, 2006

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

Settlement of Class Action Lawsuit

Lattice Semiconductor Corporation (the “Company”) announced today that it has reached an agreement in principle with plaintiffs to settle the consolidated class action lawsuit filed in 2004 against the Company and certain of its current and former executive officers.  The agreement does not contain any admission of fault or wrongdoing on the part of the Company or any of the individual defendants in the litigation.

The agreement among the parties provides that plaintiffs will receive an aggregate amount of $3,500,000, inclusive of fees and expenses of counsel, in exchange for a release of the Company and the individual defendants from all claims asserted in the litigation.  The Company expects the entire amount of the settlement to be paid by its insurer under the terms of the Company’s director and officer liability insurance policy.

The agreement in principle is subject to the negotiation and completion of the usual and customary documentation for such a settlement, including a Stipulation of Settlement, and is subject to and conditioned upon final court approval.  A press release issued by the Company regarding the Settlement is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release relating to Settlement dated March 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: March 16, 2006	By:	/s/ Jan Johannessen
Jan Johannessen Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release relating to Settlement dated March 16, 2006